Exhibit 99.1


                         Cendant Corporation Acquires
               Gullivers Travel Associates And OctopusTravel.com

          Acquisition of Global Leader in Travel and Tourism Enhances Cendant's Global Travel Presence, Relevance and Profitability

              Transaction Substantially Completes the Development
                 of the Travel Distribution Services Division


NEW YORK and LONDON, December 16, 2004 - Cendant Corporation (NYSE: CD) today announced that it has agreed to acquire privately held, UK based Gullivers Travel Associates, the trading name of Donvand Ltd., and Octopus Travel Group Ltd. (together: "Gullivers") for approximately $1.1 billion in cash. Additional purchase price may be payable to certain shareholders of Gullivers if Gulliver's financial performance for 2005 exceeds current expectations. Gullivers Travel Associates is a leading wholesaler of hotels, destination services, travel packages and group tours, and OctopusTravel.com ("Octopus") is a global online provider of lodging and destination services, selling directly to consumers as well as through third party affiliate and primarily low cost airlines. The companies source all of their travel and services inventory directly from suppliers in 25 countries, and operate as a merchandiser of travel and tourism land-based content for groups and individuals. It is anticipated that key management of Gullivers, including David Babai, chairman, will remain with the company in similar capacities.

The transaction is subject to certain regulatory filings and is anticipated to close in April 2005. Cendant expects to fund the acquisition by utilizing the proceeds from the previously announced 100% initial public offering of the Company's Wright Express unit, which is expected to occur in February or March 2005.

Gullivers, founded in 1975, offers unique tour and packaged travel content to tour operators, travel agents and consumers in 23 languages and employs approximately 2,400 people. Its largest outbound market from which its customers purchase travel is Asia, and most significantly Japan as well as Hong Kong and China. Its principal destination markets are the major European countries; however, it sells products and services in over 100 countries. Octopus has been operating since 2000 and offers negotiated hotel offerings at over 21,400 properties worldwide. Octopus also provides a variety of in-destination services, with over one million contracted activities available online to customers and consumers worldwide.

The table set forth below estimates the impact of the Gullivers transaction on Cendant's 2005 and 2006 results.



Amounts in millions, except per share
amounts.                                             2005 (a) (b)                        2006



Gullivers Gross Bookings                        $1,070       -     $1,195         $1,655      -    $1,825

Gullivers Net Revenues                            $230       -       $255           $360      -      $395

Incremental EPS (c) (d) (e)                     ($0.01)      -      $0.00          $0.05      -     $0.06


Incremental net cash provided by
operating activities (f)                           $50       -        $55           $105      -      $120
Incremental capital expenditures
                                                  ($10)      -       ($15)          ($10)     -      ($20)

Incremental free cash flow (b)                     $40       -        $45            $95      -      $100

(a)  From expected closing date to year-end assuming April 1 closing.

(b)  To the extent additional purchase price is payable for 2005 performance, the transaction would further increase incremental EPS and free cash flow.

(c)  Incremental EPS is computed using estimated diluted weighted average shares of common stock outstanding of 1.05 billion in 2005 and 2006.

(d)  Includes estimated synergies, integration and other costs of ($15) million - ($25) million in
     2005 and ($15) million in 2006, representing the expected effect of integration activities and the estimated costs to bring the company's operational processes to public company standards.

(e)  Includes incremental depreciation and amortization of ($65) million in 2005 and ($35) million -
     ($40) million in 2006, including the one-time effect of intangible assets relating to existing bookings, which will be amortized during 2005.

(f)  Represents cash flow from operations including estimated cash taxes and implied interest to finance the acquisition using Cendant's cost of capital.


In addition, potential incremental revenue synergies may further increase Gullivers' contribution to Cendant's profitability.

Cendant's Chairman and CEO, Henry R. Silverman, stated: "The acquisition of Gullivers provides Cendant with vast wholesale hotel, tour and packaged travel content, and expands our global footprint in the travel distribution business, the build-out of which is now substantially complete. For some time now, growth as a travel intermediary has been an important part of our strategy to focus Cendant exclusively in travel and real estate. After much hard work, the opportunities have all come together in the last three months. We will establish significant positions around the world: the acquisition of Orbitz immediately moved us into a leading position in the US online business; the acquisition of ebookers will enable us to accomplish the same goal in Europe. Now, with Gullivers, we enter the wholesale and package sector with unique content, and gain substantial presence in Asia and an enhanced footing in Europe. When combined with our Galileo and Cheaptickets businesses, we will be uniquely positioned as a travel intermediary to execute against our "order maker/order taker" strategy which, we believe, will drive profitability in one of the largest and fastest growing industries worldwide."

Gullivers' Chairman, David Babai, stated: "I have been privileged over the past 30 years to lead an amazing team of travel professionals who have helped build Gullivers into a highly successful global wholesaler of travel and destination services. The addition of OctopusTravel, our consumer website, has helped both our rapid growth and vertical integration in the industry. I have no doubt that the partnership with Cendant will create a new and formidable force in the travel distribution business which will change the face of tourism as we know it, and I am personally very delighted about my continued involvement with Cendant and expect to participate in its accelerating growth."

Cendant President and CFO, Ronald L. Nelson, said, "This transaction reflects another step in our goal of redeploying proceeds from the divestiture of non-core assets into highly strategic businesses consistent with our core verticals. As we outlined at our annual institutional investor conference on December 1, we expected proceeds from previously announced dispositions to generate an incremental increase in EBITDA in 2006 of approximately $220 million. With the pending acquisitions of Gullivers and ebookers, we will have already put in place the earnings power to basically accomplish that goal. As a result, the deployment during 2005 of the balance of our cash flow from operations and the proceeds from the previously announced disposition of our Marketing Services Division, whether to debt reduction, share repurchases, dividend increases and/or additional acquisitions, should produce incremental returns to our shareholders above our previously stated target."

Chairman and CEO of the Travel Distribution Services Division, Samuel L. Katz stated: "With Gullivers we have the opportunity to accelerate the growth of an already profitable business in some of the fastest growing travel markets worldwide. We see significant opportunity by cross-selling Gullivers' hotel inventory in partnership with our hotel suppliers and selling in-destination services through our existing distribution channels; selling Cendant's travel content (including air and car rental) to Gullivers' customers; as well as utilizing the acquisition to substantially accelerate our strategy in China and jump start our direct entry into Japan. Gullivers' successful focus on the supplier, wholesaler, travel agent and consumer channels perfectly complements Cendant TDS' customer vertical approach. As a result, Cendant should be a clear leader as a travel intermediary worldwide."

Investor Conference Call
------------------------
Cendant will host a conference call to discuss the Gullivers acquisition today, December 16, 2004, at 11:00 a.m. (EST). Investors may access the call live at www.cendant.com or by dialing (800) 344-6783 in the United States and
(719) 461-0644 (outside the U.S.). A web replay will be available at www.cendant.com following the call. A telephone replay will be available from 2:00 p.m. (EST) today until midnight (EST) on December 23, 2004 at (719) 457-0820, access code: 663459.


About Cendant Corporation
-------------------------

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com.

Statements about future results made in this release, including the projections and the planned business dispositions constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Cendant's Form 10-Q for the period ended September 30, 2004, Form 8-K dated October 13, 2004 regarding the spin-off of PHH Corporation, and Form S-1 regarding the planned initial public offering of Wright Express.

Such forward-looking statements include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of Cendant or its affiliates. In addition, such projections are based upon many estimates and are inherently subject to significant economic, competitive and other uncertainties and contingencies, including but not limited to the impact of war, terrorism or pandemics, which are beyond the control of management of Cendant and its affiliates. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by Cendant or its affiliates that the projections will prove to be correct.

Cendant Media Contact:                               Cendant Investor Contacts:
Elliot Bloom                                         Sam Levenson
212-413-1832                                         212-413-1834
                                                     Henry A. Diamond
                                                     212-413-1920